RETIREMENT AND CONSULTING SERVICES AGREEMENT

THIS RETIREMENT AND CONSULTING SERVICES AGREEMENT (the “Agreement”), is made and entered into as of August 18, 2015 by and between Roger Smith (hereinafter referred to as “Employee”) and Infinity Property and Casualty Corporation (hereinafter referred to as the “Company,” and together with Employee, the “Parties” or “Party” when referring in the singular to either Company or Employee).
WITNESSETH:
WHEREAS, Employee is employed by Company (“Employment”) pursuant to the terms of an Employment Agreement, between the Parties, dated September 11, 2014 (the “Employment Contract”);
WHEREAS, Employee intends to terminate his Employment with Company as of August 31, 2015 (the “Termination Date”);
WHEREAS, as of the Termination Date, Employee will be age fifty-five (55) or older and will meet the conditions necessary to qualify for “retirement” pursuant to the terms of certain of the Company’s compensation and benefit plans;
WHEREAS, Company has requested and Employee has agreed to provide consulting services to Company through December 31, 2015; and
WHEREAS, Employee and Company desire to settle any and all outstanding compensation and benefit matters that exist or may arise out of Employee’s Employment with Company and out of the Employment Contract;
NOW, THEREFORE, in consideration of the premises and mutual promises contained herein, it is agreed as follows:
FIRST:     The Parties agree that Employee’s Employment shall terminate effective as of the Termination Date. THE PARTIES FURTHER AGREE THAT THE EMPLOYMENT CONTRACT SHALL TERMINATE AS OF THE TERMINATION DATE AND THAT NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS, DUTIES, OR OBLIGATIONS UNDER THE EMPLOYMENT CONTRACT, EXCEPT THAT ARTICLE IV, COVENANTS, AND ARTICLE V, MISCELLANEOUS, OF THE EMPLOYMENT CONTRACT AND THE RIGHTS, DUTIES, AND OBLIGATIONS OF EACH PARTY THEREUNDER SHALL SURVIVE THE TERMINATION OF THE EMPLOYMENT CONTRACT.
Employee and Company agree that Employee will not perform any duties for Company or use Company offices, equipment, or property after the Termination Date, unless previously agreed upon with or requested by management or the Board of Directors in connection with the “Consulting Services,” as such term is defined in Article Second of this Agreement. If so requested, Employee will return to Company all Company documents, equipment, confidential and proprietary information, or other property in Employee’s possession on or promptly following the Termination Date.
SECOND:    Beginning on September 1, 2015 and continuing through December 31, 2015, the Employee agrees to provide “Consulting Services” to the Company. Consulting Services may consist of the following: i) explaining processes and procedures utilized by Company’s accounting, finance, tax, treasury, financial reporting (including internal controls over financial reporting), information technology, and procurement departments, ii) furnishing information regarding accounting, financial reporting (including internal controls over financial reporting) or tax treatments previously used by Company, iii) responding to questions regarding Employee’s factual knowledge or recollection of prior transactions or interactions with third parties, and iv) responding to any other reasonable inquiries regarding Employee’s knowledge of the Company acquired during his Employment. Such Consulting Services shall be provided at mutually convenient times and shall be provided on a part-time, infrequent basis only. In no event shall Employee be required to certify, represent, or sign any financial statements, regulatory filings, or similar items in the performance of the Consulting Services.
THIRD:    Employee understands and agrees that Employee shall not be entitled to receive and that Employee expressly forfeits any and all rights that he may have to any compensation from Company or any of Company’s subsidiaries or affiliates that Employee may have under the Employment Contract or under the terms of the Company’s Severance Plan, Annual Executive Bonus Plan for 2015, Second Amended and Restated 2008 Performance Share Plan, or Amended 2013 Stock Incentive Plan, including any award agreements made under such plans. As consideration for forfeiting any and all such rights to such compensation and for the Consulting Services to be performed by Employee, Employee shall receive $808,672.75 (the “Consideration”). Employee’s right to receive the Consideration shall vest as of the Termination Date. The Consideration shall be payable to Employee, net of any tax or other withholdings, via Company’s routine employee payroll process. Employee agrees that, upon receipt of the Consideration, Employee shall have received all compensation, wages, commissions, and benefits, other than “Excluded Benefits” to which Employee may be entitled. Employee shall be entitled to an additional payment of ten dollars ($10.00) on or before January 31, 2016 as consideration for the Consulting Services. The term “Excluded Benefits” shall include any compensation or benefits available to Employee under the Company’s Deferred Compensation Plan, Supplemental Executive Retirement Plan, 401(k) Plan, and all other benefit plans generally available to former employees of Company.
FOURTH:    The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Agreement shall survive the termination or any arrangement contained herein.
FIFTH:    By signing this Agreement, Employee represents and acknowledges that:

(1)	Employee has carefully read and fully understands all of the provisions of this Agreement and is now voluntarily entering into this Agreement; and

(2)
In executing this Agreement, Employee does not rely and has not relied upon any representation, inducement, agreement, or statement made by the Company or by any agents, representatives, or attorneys for the Company not set forth herein with regard to the subject matter of this Agreement; and

SIXTH:    The laws of the State of Alabama shall govern the contractual effect, intent and construction of this Agreement.
SEVENTH:     The payments and benefits under this Agreement are intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (collectively, the “Code”) and, to the extent it would not adversely affect the Company, the Company agrees to interpret, apply, and administer this Agreement in the least restrictive manner to comply with or be exempt from such requirements without resulting in any diminution in the value of payments or benefits to the Employee.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Employee by Code Section 409A or damages for failing to comply with Code Section 409A.

The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

EMPLOYEE

By: /s/ Roger Smith                    08/18/2015
Date

INFINITY PROPERTY AND CASUALTY CORPORATION

By: /s/ Samuel J. Simon                08/18/2015
Date

Title: Executive Vice President & General Counsel